SAVERS VALUE VILLAGE, INC.
OMNIBUS INCENTIVE COMPENSATION PLAN
NONQUALIFIED STOCK OPTION GRANT AGREEMENT
This NONQUALIFIED STOCK OPTION GRANT AGREEMENT (the “Agreement”), dated as of [●] (the “Date of Grant”), is delivered by Savers Value Village, Inc. (the “Company”) to [●] (the “Participant”).
RECITALS
The Savers Value Village, Inc. Omnibus Incentive Compensation Plan (the “Plan”) provides for the grant of stock options to purchase shares of Company common stock (“Company Stock”). The Committee has decided to make this nonqualified stock option grant as an inducement for the Participant to promote the best interests of the Company and its stockholders. The Participant hereby acknowledges the receipt of a copy of the official prospectus for the Plan. This Agreement is made pursuant to the Plan and is subject in its entirety to all applicable provisions of the Plan. Capitalized terms used herein and not otherwise defined will have the meanings set forth in the Plan.
1.Grant of Option. Subject to the terms and conditions set forth in this Agreement and in the Plan, the Company hereby grants to the Participant a nonqualified stock option (the “Option”) to purchase [●] shares of Company Stock (each a “Share”, and together the “Shares”) at an Exercise Price of $[●] per Share. The Option shall become exercisable according to Section 2 below.
2.Exercisability of Option.
(a)Subject to the terms of this Section 2, the Option shall become vested according to the following schedule (each a “Vesting Date”), provided that the Participant continues to be employed by, or provide service to, the Employer from the Date of Grant until the applicable Vesting Date.

VESTING DATE	VESTING AMOUNT

(b)The vesting and exercisability of the Option is cumulative but shall not exceed 100% of the Shares subject to the Option. If the terms set forth on in Section 2(a) would produce fractional Shares, the number of Shares for which the Option becomes vested and exercisable shall be rounded down to the nearest whole Share and the fractional Shares will be accumulated

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so that the resulting whole Shares will be included in the number of Shares for which the Option becomes vested and exercisable on the last Vesting Date.
(c)In the event of the Participant’s termination of employment as a result of the Participant’s death or Disability, all unvested the Shares subject to the Option (if any) shall become vested as of the date of the Participant’s termination of employment.
(d)Except as otherwise provided in a written employment agreement or severance agreement entered into by and between the Participant and the Employer, in the event of a Change of Control before the Option is fully vested and exercisable, the provisions of the Plan applicable to a Change of Control shall apply to the Option, and, in the event of a Change of Control, the Committee may take such actions with respect to the vesting and exercisability of the Option as it deems appropriate pursuant to the Plan.
3.Term of Option.
(a)The Option shall have a term of ten years from the Date of Grant and shall terminate at the expiration of that period, unless it is terminated at an earlier date pursuant to the provisions of this Agreement or the Plan. Notwithstanding the foregoing, in the event that on the last business day of the term of the Option, the exercise of the Option is prohibited by applicable law, including a prohibition on purchases or sales of Company Stock under the Company’s insider trading policy, and provided that the Fair Market Value of a share of Company Stock is greater than the Exercise Price of the Option as of such last business day, the term of the Option shall be extended for a period of 30 days following the end of the legal prohibition, unless the Committee determines otherwise.
(b)The Option shall automatically terminate upon the happening of the first of the following events:
(i)The expiration of the 90-day period after the Participant ceases to be employed by, or provide service to, the Employer, if the termination is for any reason other than Disability, death or Cause.
(ii)The expiration of the one-year period after the Participant ceases to be employed by, or provide service to, the Employer on account of the Participant’s Disability.
(iii)The expiration of the one-year period after the Participant ceases to be employed by, or provide service to, the Employer, if the Participant dies while employed by, or providing service to, the Employer or the Participant dies within 90 days after the Participant ceases to be so employed or to provide services to the Employer for any reason other than Disability, death or Cause.
(iv)The date on which the Participant ceases to be employed by, or provide service to, the Employer for Cause. In addition, notwithstanding the prior provisions of

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this Section 3, if the Participant engages in conduct that constitutes Cause after the Participant’s employment or service terminates, the Option shall immediately terminate.
Notwithstanding the foregoing, in no event may the Option be exercised after the date that is immediately before the tenth anniversary of the Date of Grant, except as provided under Section 3(a) above. Any portion of the Option that is not exercisable at the time the Participant ceases to be employed by, or provide service to, the Employer shall immediately terminate.
4.Exercise Procedures.
(a)Subject to the provisions of Sections 2 and 3 above, the Participant may exercise part or all of the exercisable Option by giving the Company or its delegate written notice of intent to exercise in a form permitted by the Company, specifying the number of shares of Company Stock as to which the Option is to be exercised and such other information as the Company or its delegate may require.
(b)At such time as the Committee shall determine, the Participant shall pay the Exercise Price (i) in cash, (ii) if permitted by the Committee in its sole discretion, by delivering shares of Company Stock owned by the Participant, which shall be valued at their Fair Market Value on the date of exercise, or by attestation (in accordance with procedures prescribed by the Company) to ownership of shares of Company Stock having a Fair Market Value on the date of exercise at least equal to the Exercise Price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, (iv) if permitted by the Committee in its sole discretion, by surrendering shares of Company Stock subject to the exercisable Option for an appreciation distribution payable in Shares with a Fair Market Value on the date of exercise equal to the dollar amount by which the then Fair Market Value of the Shares subject to the surrendered portion exceeds the aggregate Exercise Price payable for the Shares (“net exercise”), or (v) by such other method as the Committee may approve, to the extent permitted by applicable law. The Committee may impose from time to time such limitations as it deems appropriate on the use of shares of Company Stock to exercise the Option.
(c)The obligation of the Company to deliver Shares upon exercise of the Option shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate by the Committee, including such actions as Company counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations.
(d)All obligations of the Company under this Agreement shall be subject to the rights of the Employer as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable. The Participant shall be required to pay to the Employer or make other arrangements satisfactory to the Employer to provide for the payment of, any federal, state, local or other taxes that the Employer is required to withhold with respect to the Option. If permitted by the Committee, the Participant may elect to satisfy any tax withholding obligation of the Employer with respect to the Option by having Shares withheld to satisfy the applicable withholding tax rate for FICA, federal, state, local and other tax liabilities.

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(e)Upon exercise of the Option (or portion thereof), the Option (or portion thereof) will terminate and cease to be outstanding.
5.Restrictions on Exercise. Except as the Committee may otherwise permit pursuant to the Plan, only the Participant may exercise the Option during the Participant’s lifetime and, after the Participant’s death, the Option shall be exercisable (subject to the limitations specified in the Plan) solely by the legal representatives of the Participant, or by the person who acquires the right to exercise the Option by will or by the laws of descent and distribution, to the extent that the Option is exercisable pursuant to this Agreement.
6.Restrictive Covenants. The Participant acknowledges that the Option serves as consideration for the covenants set forth in Addendum A. Addendum A constitutes part of this Agreement and is incorporated herein by reference. Notwithstanding the foregoing, Addendum A shall not apply to any Participant whose title as of the Date of Grant is Store Manager or Operations Manager CPC.
7.Grant Subject to Plan Provisions. This Grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and exercise of the Option are subject to the provisions of the Plan and to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the Shares, (c) changes in capitalization of the Company and (d) other requirements of applicable law. The Committee shall have the authority to interpret and construe the Option pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.
8.No Employment or Other Rights. The grant of the Option shall not confer upon the Participant any right to be retained by or in the employ or service of any Employer and shall not interfere in any way with the right of any Employer to terminate the Participant’s employment or service at any time. The right of any Employer to terminate at will the Participant’s employment or service at any time for any reason is specifically reserved.
9.No Stockholder Rights. Neither the Participant, nor any person entitled to exercise the Participant’s rights in the event of the Participant’s death, shall have any of the rights and privileges of a stockholder with respect to the Shares subject to the Option, until Shares are issued upon the exercise of the Option.

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10.Assignment and Transfers. Except as the Committee may otherwise permit pursuant to the Plan, the rights and interests of the Participant under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Participant, by will or by the laws of descent and distribution. In the event of any attempt by the Participant to alienate, assign, pledge, hypothecate, or otherwise dispose of the Option or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Option by notice to the Participant, and the Option and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Participant’s consent.
11.Applicable Law; Jurisdiction. The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof. Any action arising out of, or relating to, any of the provisions of this Agreement shall be brought only in the United States District Court for the District of Delaware, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Wilmington, Delaware, and the jurisdiction of such court in any such proceeding shall be exclusive. Notwithstanding the foregoing sentence, on and after the date a Participant receives shares of Company Stock hereunder, the Participant will be subject to the jurisdiction provision set forth in the Company’s bylaws.
12.Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the General Counsel and, except as provided in Section 15, any notice to the Participant shall be addressed to such Participant at the current address shown on the payroll of the Employer. Except as provided in Section 15, any notice shall be delivered by electronic mail to the Participant at the email address currently on file in the Company’s records, by hand or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, to an internationally recognized expedited mail courier.
13.Recoupment Policy. The Participant agrees that, subject to the requirements of applicable law, the Option, and the right to receive and retain any Shares, or the amount of any gain realized or payment received as a result of any sale or other disposition of the Shares, covered by this Agreement, shall be subject to rescission, cancellation or recoupment, in whole or part, if and to the extent so provided under the Plan and any “clawback” or similar policy of the Company in effect on the Date of Grant or that may be established thereafter. By accepting the Option, the Participant agrees and acknowledges that the Participant is obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup any such Option or Shares or amounts paid under the Option subject to clawback or recoupment pursuant to such policy, listing standard or law. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any such Option or Shares or amount paid from the Participant’s accounts, or pending or future compensation or Grants under the Plan.

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14.Application of Section 409A of the Code. The Grant under this Agreement is intended to be exempt from section 409A of the Code and to the extent this Agreement is subject to section 409A of the Code, it will in all respects be administered in accordance with section 409A of the Code.
15.Electronic Delivery. The Employer may, in its sole discretion, deliver any documents relating to the Participant’s Option and the Participant’s participation in the Plan, or future Grants that may be granted under the Plan, by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Employer or another third-party designated by the Company.
16.Severability. If any provision of this Agreement is held to be unenforceable, illegal or invalid for any reason, the unenforceability, illegality or invalidity will not affect the remaining provisions of the Agreement, and the Agreement is to be construed and enforced as if the unenforceable, illegal or invalid provision had not been inserted, and the provisions so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.
17.Waiver. The waiver by the Company with respect to the Participant’s (or any other participant’s) compliance of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
18.Amendment. Except as permitted by the Plan, this Agreement may not be amended, modified, terminated or otherwise altered except by the written consent of the Company and the Participant.
19.Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.
20.Binding Effect; No Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and each of their respective heirs, representatives, successors and permitted assigns. This Agreement shall not confer any rights or remedies upon any person other than the Company and the Participant and each of their respective heirs, representatives, successor and permitted assigns.
[Signature Page Follows]

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    IN WITNESS WHEREOF, the Company has caused an officer to execute this Agreement, and the Participant has executed this Agreement, effective as of the Date of Grant.
                    SAVERS VALUE VILLAGE, INC.

                    Name: Mark Walsh
                    Title: Chief Executive Officer

I hereby accept the Option described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby further agree that all decisions and determinations of the Committee shall be final and binding.

                    Participant:
                    Date:

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ADDENDUM A TO THE AGREEMENT

RESTRICTIVE COVENANTS

This Addendum A include additional terms and conditions applicable to the Participant if the Participant as a condition of the Participant’s receipt of the Option, provided that this Addendum A shall not apply to any Participant whose title as of the Date of Grant is Store Manager or Operations Manager CPC. Capitalized terms used but not defined in this Addendum A are defined in the Plan or the Agreement and have the meanings set forth therein.
(a)The Participant acknowledges that the Option serves as consideration for the covenants in this Addendum A.
(b)Confidentiality. The Participant recognizes that the services to be performed by him or her are special, unique and extraordinary in that, by reason of his or her past, present and future employment with the Employer, he or she may acquire or has acquired Confidential Information and trade secrets concerning the operations of the Employer, the use or disclosure of which could cause the Employer substantial loss and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, the Participant covenants and agrees with the Employer that he or she will not at any time, except in performance of the Participant’s obligations to the Employer or with the prior written consent of the Board, directly or indirectly, disclose any secret or Confidential Information that he or she may learn or has learned by reason of his or her association with the Employer, or any predecessors to its business, or use any such information to the detriment of the Employer. The term “Confidential Information” includes, without limitation, information not previously disclosed to the public or to the trade by the Employer’s management with respect to the Employer’s business plans, prospects and opportunities, the identity of and information concerning clients, non-profit partners, suppliers or customers, information regarding operational strengths and weaknesses, trade secrets, know-how and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, marketing plans or strategies, and financial information. “Confidential Information” does not include information in the public domain, so long as such information did not become part of the public domain through the actions of Participant. Participant understands and agrees that the rights and obligations set forth in this Section (b) are perpetual and, in any case, shall extend beyond Participant’s employment.
(c)Non-competition. The Participant hereby covenants and agrees, for the benefit of Employer that, for the Restricted Period (as defined below), the Participant will not, directly or indirectly, engage in, whether as principal, agent, officer, director, investor, consultant, stockholder, lender, partner, member, owner, sponsor, or otherwise, alone or in association with any other Person (except for ownership of no more than three percent (3%) of any class of publicly traded securities), carry on, manage, operate, finance, sponsor, or become engaged or concerned in, or otherwise take part in, a business, anywhere in the United States, or any U.S. state, Canada, or any Canadian province, or Australia, or any Australian state, (the “Territory”) consisting of operating thrift retail stores and selling in such format used apparel and hard goods sourced through the purchase of donations to charitable organizations (collectively, referred to as

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the “Business”). The “Restricted Period” is the term of the Participant’s employment with the Company. If any portion of the restricted geographic area in any state or province shall be adjudicated in such state or province to be invalid or unenforceable as so identified, such identification shall be deemed amended to properly reflect the largest aggregate geographic area in such state or province which would be valid and enforceable under the laws of such state or province; provided, however, that such invalidity or unenforceability shall apply only with respect to part or all of the restricted geographic area in the particular state or province in which such adjudication is made. The Participant recognizes that the territorial and time limitations set forth in this Section (c) are reasonable, not burdensome and are properly required by law for the adequate protection of Employer.
(d)Non-solicitation.
(i)The Participant agrees that during the Restricted Period, the Participant shall not, either directly or indirectly, solicit or recruit any of Employer’s employees, consultants, contractors, agents or representatives to leave their employment or engagement with Employer, or attempt to solicit or recruit employees, consultants, contractors, agents or representatives of Employer, either on behalf of the Participant or for any other Person, to leave their employment or engagement with Employer.
(ii)The Participant agrees that during the Restricted Period, the Participant shall not, either directly or indirectly, induce or solicit any non-profit organization that has supplied goods to the Employer (or allowed the Employer to accept goods on its behalf) in the previous three years to either (i) reduce or modify such organization’s relationship with the Employer, or (ii) to enter into any relationship whereby such organization would supply goods, or allow acceptance of goods on its behalf, by any Person engaged in the Business.
(e)Protection of Trade Secrets. The Participant hereby acknowledges that he or she has, by means of his or her ownership interest in the Employer, or through employment with the Employer or through any other similar means, access to the Employer’s trade secret, confidential and proprietary information, including information relating to the operations of the Employer and its customers (“Trade Secrets”) which information the Participant understands the Employer spends and has spent considerable time, expense and effort to develop and keep confidential. In order to protect such Trade Secrets and customer goodwill, the Participant hereby agrees that during the Restricted Period, the Participant will not, either on the Participant’s behalf or on behalf of any other Person, (a) call on, solicit, induce or attempt to induce any recycler or other corporate customer, vendor, trade related business relation of or other persons under contract or otherwise doing business with the Employer (whether past, present or prospective) to cease doing business, reduce or alter any business with the Employer, or (b) in any way interfere with the relationship between any such corporate customer, vendor, trade related business relation or other Person under contract with or doing business with the Company and the Employer.

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(f)Nondisparagement. The Participant shall not make or publish any untruthful statement (orally or in writing) that intentionally libels, slanders, disparages or otherwise defaces the goodwill or reputation (whether or not such disparagement legally constitutes libel or slander) of the Employer. The foregoing provisions of this Section (h) shall not apply to truthful testimony in a judicial or administrative proceeding.
(g)Permitted Conduct. Nothing in this Agreement shall prohibit or restrict the Participant from lawfully (a) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (b) responding to any inquiry or legal process directed to the Participant individually (and not directed to the Employer) from any such Governmental Authorities; (c) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (d) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Further, nothing in this agreement prevents the Participant from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Participant has reason to believe is unlawful. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, the Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made to the Participant’s attorney in relation to a lawsuit for retaliation against the Participant for reporting a suspected violation of law; or (iii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nor does this Agreement require the Participant to obtain prior authorization from the Employer before engaging in any conduct described in this paragraph, or to notify the Employer that the Participant engaged in any such conduct.
(h)Injunctive Relief. The Participant acknowledges that a breach by him or her of the provisions of this Agreement cannot be reasonably or adequately compensated in damages in an action at law and that such breach will cause the Employer irreparable injury and damage. Consequently, the Participant agrees that the Employer shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to temporary, preliminary and/or permanent injunctive and other equitable relief to prevent or curtail any breach of this Agreement (without the requirement to post a bond); provided, however, that no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against the pursuing of other legal or equitable remedies in the event of a breach.
(i)Other Restrictive Covenants. The provisions of this Addendum A shall be in addition to, and shall not modify or supersede, any other restrictive covenants to which the Participant is subject pursuant to an agreement with the Employer.
(j)Construction/Blue Pencil. The parties agree that the provisions of this Addendum A shall be enforced to the fullest extent permissible under applicable laws and public policies.

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Accordingly, if any term or provision of this Agreement or any portion thereof is declared illegal or unenforceable by any arbitrator or court of competent jurisdiction, such provision or portion thereof shall be deemed modified so as to render it enforceable, and to the extent such provision or portion thereof cannot be rendered enforceable, this Agreement shall be considered divisible as to such provision, which shall become null and void, leaving the remainder of this Agreement in full force and effect.

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